CONSENT OF INDEPENDENT ACCOUNTANTS






We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 1996, except as to Note 6, with respect to the financial statements of Depres, Harland & Associates Insurance &
Surety Brokers Ltd. included in the Registration Statement (Form S-4 No. 33-44271) and related prospectus of Hilb, Rogal and Hamilton Company, dated February 12, 1992, and related Supplement to Prospectus dated February 26, 1996.





Knowles, Warkentin & Bridges
Chartered Accountants


Winnipeg, Canada
February 23, 1996